Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-160129) of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of Willis Group Holdings Limited and subsidiaries and the effectiveness of Willis Group Holdings Limited and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Group Holdings Limited and subsidiaries for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Deloitte LLP
London, United Kingdom
September 21, 2009